Exhibit 99.2

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

	For the three-month periods ended				For the nine-month period ended
	March 31, 2007	June 30, 2007	September 30, 2007		September 30, 2007
Net income	$13,265	$14,917	$20,216		$48,398
Less:
Alliance (1)			(4,212)		(4,212)
Add:
Provision for Income Taxes	8,445	9,347	10,391		28,183
Interest expense, net	(863)	(1,025)	(756)		(2,644)
Depreciation and amortization	2,741	3,030	3,853		9,624

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) (2)	$23,588	$26,269	$29,492		$79,349

	For the three-month periods ended				For the twelve-month period ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
Net income	$7,284	$9,053	$10,559	$11,359	$38,255
Add:
Provision for Income Taxes	4,618	5,739	6,695	6,590	23,642
Interest expense, net	918	902	664	1,226	3,710
Depreciation and amortization	2,373	2,477	2,487	2,769	10,106

EBITDA (2)	$15,193	$18,171	$20,405	$21,944	$75,713

					For the twelve-month period ended
					December 31, 2005
Net income					$30,102
Add:
Provision for Income Taxes					18,638
Interest expense, net					1,468
Depreciation and amortization					6,973

EBITDA (2)					$57,181

(1)	Alliance Home Health, Inc. (“Alliance”), a wholly owned subsidiary of the Company filed for Chapter 7 federal bankruptcy protection in September 2000. That case is now concluded. As a result, the remaining $4.2 million liabilities of Alliance were extinguished and the Company is not liable for any of these obligations. The discharge of the liabilities was a non-taxable event.

(2)	EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.